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                                 Exhibit (9)(aa)

          Fifth Amendment dated March 19, 1999 to the Agency Agreement between Pegasus Funds and Putnam Fiduciary Trust Company

















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


                     FIFTH AMENDMENT TO THE AGENCY AGREEMENT

         This Amendment to the Agency Agreement is made effective March 19, 1999, by and between One Group Mutual Funds, successor to Pegasus Funds (the "Trust"), Bank One Trust Company, NA ("Bank One") and Putnam Fiduciary Trust Company ("PFTC").

WHEREAS, pursuant to an Agency Agreement ("Agreement") dated November 1, 1996, PFTC has agreed to provide certain administrative and recordkeeping services as agent for certain employee benefit plans, profit sharing plans and retirement plans for certain portfolios of the Trust; and

WHEREAS, Pegasus Funds will merge with and into One Group Mutual Funds on March 22, 1999; and

WHEREAS, One Group Mutual Funds is the successor to the Trust pursuant to
Section 8 of the Agreement;

NOW THEREFORE, pursuant to Section 10 of the Agreement, One Group Mutual Funds and PFTC amend the Agreement in the following form:

1. The preamble is amended to add as a party Bank One Trust Company, NA ("Bank One") and to replace "Pegasus Funds" with "One Group Mutual Funds".

2.       Section 3 is amended to read as follows:

         Compensation. For the services which PFTC shall render to the Trust under this Agreement, the Trust and Bank One will pay to PFTC a fee on a monthly basis, at the rate or rates as set forth in Schedules B1 and B2.


3.       Schedules B1 and B2 are amended by adding the following:

         III. The fee shall be paid by both the Trust and Bank One. The Trust shall pay no more than that portion of the fee equivalent of $18 per account per mutual fund, and Bank One shall pay the remainder of the fee.

4.       Section 11 is amended to read as follows:

         Trust Liability. The names "One Group Mutual Funds" and "Trustees of One Group Mutual Funds" refer, respectively, to the trust created and the trustees, as trustees, but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the



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         Trustees, representatives or agent are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claim against the Trust.

 The Agreement, as amended, shall remain in full force and effect.

IN WITNESS THEREOF, the Trust, PFTC and Bank One have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

PUTNAM FIDUCIARY                                 ONE GROUP MUTUAL FUNDS
TRUST COMPANY

By:     /s/ Thomas M. Haggerty                   By:     /s/ Mark S. Redman
   -----------------------------                    ----------------------------
Name:   Thomas M. Haggerty                       Name:   Mark S. Redman
     ---------------------------                      --------------------------
Title:  Senior Vice-President                    Title:  President
      --------------------------                       -------------------------
Date:   March 18, 1999                           Date:   March 18, 1999
     ---------------------------                      --------------------------


BANK ONE TRUST COMPANY, NA

By:     /s/ John Alexander
   -----------------------------
Name:   John Alexander
     ---------------------------
Title:  Senior Managing Director
      --------------------------
Date:   March 19, 1999
     ---------------------------







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